SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM U-3A-2/A

AMENDMENT NO. 2

TO

Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the

Provisions of the Public Utility Holding Company Act of 1935

To Be Filed Annually Prior to March 1

Wisconsin Electric Power Company

(Name of company)

on May 17, 2004, filed with the Securities and Exchange Commission, File No. 069-00507, pursuant to Rule 2, an amendment to and restatement of its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 originally filed on February 26, 2004. Wisconsin Electric Power Company hereby further amends and restates that filing as follows:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

Wisconsin Electric Power Company, a Wisconsin corporation (“Wisconsin Electric”), located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, is a public utility company that generates, distributes, and sells electric energy at retail to approximately 1,068,000 customers in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Wisconsin Electric also sells electric energy at wholesale. In addition, Wisconsin Electric purchases, distributes and sells natural gas to approximately 428,700 retail customers and transports customer-owned gas in three distinct service areas in Wisconsin.

Subsidiaries of Wisconsin Electric consist of the following:

(a) ATC Management Inc., a Wisconsin corporation, located at N19 W23993 Ridgeview Parkway West, P.O. Box 47, Waukesha, Wisconsin 53187, is an electric utility company that operates and owns an undivided 1/1,000,000 interest in electric transmission facilities in Wisconsin, Michigan and Illinois. It has a nominal membership interest in and is the corporate manager of American Transmission Company LLC. At December 31, 2003, Wisconsin Electric held a 40.1% ownership interest in ATC Management Inc.

(b) American Transmission Company LLC, a Wisconsin limited liability company, located at N19 W23993 Ridgeview Parkway West, P.O. Box 47, Waukesha, Wisconsin 53187, is an electric utility company that owns the remaining interest in the transmission facilities that are operated by and jointly owned with ATC Management Inc. At December 31, 2003, Wisconsin Electric held a 34.6% interest in American Transmission Company LLC.

(c) Bostco LLC, a Wisconsin limited liability company, located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201, is a company formed for the purpose of acquiring, owning, renovating, and leasing space at a building located at 331 West Wisconsin Avenue in Milwaukee, Wisconsin. At December 31, 2003, Wisconsin Electric held a 100% ownership interest in Bostco LLC.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

Wisconsin Electric owns the following generating plants with the indicated net dependable capability in December 2003:

Point Beach (Wisconsin): two nuclear electric generating units with a combined net capability of 1,036 megawatts.

Oak Creek (Wisconsin): four coal-fired electric generating units with a combined net capability of 1,139 megawatts.

Presque Isle (Michigan): nine coal-fired electric generating units with a combined net capability of 618 megawatts.

Pleasant Prairie (Wisconsin): two coal-fired electric generating units with a combined net capability of 1,234 megawatts.

Port Washington (Wisconsin): three coal-fired electric generating units with a combined net capability of 225 megawatts.

Valley (Wisconsin): two coal-fired electric generating units with a combined net capability of 227 megawatts.

Edgewater (Wisconsin): a 25% undivided interest (equivalent to a net capability of 106 megawatts) in one coal-fired unit, operated by a nonaffiliated utility.

Concord (Wisconsin): four gas/oil fired combustion turbine generating units with a combined net capability of 376 megawatts.

Paris (Wisconsin): four gas/oil fired combustion turbine generating units with a combined net capability of 394 megawatts.

Milwaukee County (Wisconsin): three coal-fired electric generating units with a combined net capability of 11 megawatts.

Germantown (Wisconsin): five oil and gas-fired combustion turbine generating units with a combined net capability of 345 megawatts.

Miscellaneous (Wisconsin and Michigan): fourteen hydro plants with an aggregate net capability of 57 megawatts, and four smaller combustion turbines and diesel units with a combined net capability of 42 megawatts.

At December 31, 2003, Wisconsin Electric was operating approximately 21,900 pole miles of electric overhead distribution lines and 19,800 miles of underground distribution cable.

At December 31, 2003, Wisconsin Electric’s gas distribution system included approximately 8,800 miles of mains located in Wisconsin connected to the pipeline transmission systems of ANR Pipeline Company, Guardian Pipeline, L.L.C., Natural Gas Pipeline Company of America, Northern Natural Gas Company, and Great Lakes Transmission Company. Wisconsin Electric also owns a liquefied natural gas storage plant located in Wisconsin that converts and stores in liquefied form natural gas received during periods of low consumption, as well as propane tanks located in Wisconsin for peaking purposes.

ATC Management Inc. owns an undivided 1/1,000,000 interest and American Transmission Company LLC owns the remaining interest in a grid of transmission facilities located in Wisconsin, a portion of the Upper Peninsula of Michigan, and a very small portion of Illinois adjacent to the Wisconsin border. In Wisconsin the transmission facilities consist of approximately 6,903 circuit miles of transmission lines with ratings from 69 KV to 345 KV plus associated substations and real property interests. The two companies also own approximately 1,964 circuit miles of transmission facilities in Michigan and 10 circuit miles of transmission facilities in Illinois.

3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

(a) Number of kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

(i) Wisconsin Electric:

30,713,844,000 kwh. of electric energy

      88,827,002 Mcf.  of natural or manufactured gas

(ii) ATC Management Inc.:

None.

(iii) American Transmission Company LLC:

None.

For the year ended December 31, 2003, Wisconsin Electric’s total operating revenues from sales of electric energy (at retail or wholesale) were $1,986.4 million and from distribution of natural or manufactured gas at retail were $513.0 million. American Transmission Company LLC and ATC Management Inc., its corporate manager, both of which are unconsolidated, minority-owned, direct subsidiaries of Wisconsin Electric, own and operate electric transmission lines and provide transmission service, but do not sell electric energy or distribute natural or manufactured gas.

(b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

(i) Wisconsin Electric:

2,935,934,000 kwh. of electric energy

                     0 Mcf. of natural or manufactured gas

(ii) ATC Management Inc.:

None.

(iii) American Transmission Company LLC:

None.

For 2003, Wisconsin Electric’s total operating revenues from sales of electric energy at retail outside the state of Wisconsin were $123.9 million. Wisconsin Electric distributed no natural or manufactured gas at retail outside the state of Wisconsin.

(c) Number of kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

(i) Wisconsin Electric:

1,147,002,000 kwh. of electric energy

      8,209,966 Mcf.  of natural or manufactured gas

(ii) ATC Management Inc.:

None.

(iii) American Transmission Company LLC:

None.

For 2003, Wisconsin Electric’s total operating revenues from sales of electric energy at wholesale outside the state of Wisconsin, or at the state line, were $40.0 million and it received $44.8 million from sales of natural or manufactured gas at wholesale outside the state of Wisconsin, or at the state line, including off-system sales of excess capacity.

(d) Number of kwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

(i) Wisconsin Electric:

3,559,315,000 kwh. of electric energy

     72,630,499 Mcf. of natural or manufactured gas

(ii) ATC Management Inc.:

None.

(iii) American Transmission Company LLC:

None.

Additional information:

Bostco LLC (“Bostco”) is included in Wisconsin Electric’s consolidated financial statements. Wisconsin Electric’s interests in American Transmission Company LLC (“ATC”) and ATC Management Inc. (“ATC Management”) are accounted for by the equity method in the consolidated financial statements, so their revenues are not included in Wisconsin Electric’s consolidated revenues. The following tables show, for each of the last three calendar years: (a) Wisconsin Electric’s (“WE”) consolidated gross and net operating revenues generated from operations in Wisconsin and those from operations in other states; (b) ATC’s operating revenues generated from operations in Wisconsin and those from operations in other states; and (c) the result of combining the revenues reported in (a) and (b).

Gross Operating Revenue (Millions of dollars)
Year	Entity	Total	Wisconsin	Out-of-State(1)	% of Total in Wisconsin	% of Total Out-of -State
2003	WE	$2,521.9	$2,358.1	$163.8	93.50%	6.50%
	ATC	225.6	200.6	25.0	88.92%	11.08%

	Combined	$2,747.5	$2,558.7	$188.8	93.13%	6.87%

2002	WE	$2,295.9	$2,152.2	$143.7	93.74%	6.26%
	ATC	205.3	191.2	14.1	93.13%	6.87%

	Combined	$2,501.2	$2,343.4	$157.8	93.69%	6.31%

2001	WE	$2,318.7	$2,149.1	$169.6	92.69%	7.31%
	ATC	174.5	167.8	6.7	96.16%	3.84%

	Combined	$2,493.2	$2,316.9	$176.3	92.93%	7.07%

Net Operating Revenue(2) (Millions of dollars)

Year	Entity	Total	Wisconsin	Out-of-State(1)	% of Total in Wisconsin	% of Total Out-of-State
2003	WE	$1,604.1	$1,499.7	$104.4	93.49%	6.51%
	ATC	225.6	200.6	25.0	88.92%	11.08%

	Combined	$1,829.7	$1,700.3	$129.4	92.93%	7.07%

2002	WE	$1,561.2	$1,467.1	$94.1	93.98%	6.02%
	ATC	205.3	191.2	14.1	93.13%	6.87%

	Combined	$1,766.5	$1,658.3	$108.2	93.88%	6.12%

2001	WE	$1,490.0	$1,382.1	$107.9	92.76%	7.24%
	ATC	174.5	167.8	6.7	96.16%	3.84%

	Combined	$1,664.5	$1,549.9	$114.7	93.11%	6.89%

(1)	Out-of-State includes deliveries at the state line plus off system sales of excess gas capacity.

(2)	Net operating revenue for Wisconsin Electric is derived by reducing gross operating revenue by the sum of fuel, purchased power and purchased gas costs.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

(a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

Neither Wisconsin Electric, ATC Management Inc., nor American Transmission Company LLC hold an interest, directly or indirectly, in an EWG or foreign utility company.

(b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

None.

(c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

None.

(d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

None.

(e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

None.

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 23rd day of December, 2004.

WISCONSIN ELECTRIC POWER COMPANY

By:	/s/ Larry Salustro
Larry Salustro, Executive Vice President and General Counsel

(Corporate Seal)

Attest:	/s/ Keith H. Ecke
Keith H. Ecke, Assistant Corporate Secretary

Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

Larry Salustro

Executive Vice President and General Counsel

Wisconsin Electric Power Company

231 West Michigan Street

P.O. Box 2046

Milwaukee, Wisconsin 53201

EXHIBIT A

See Attached.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATING INCOME STATEMENT

Year Ended December 31, 2003

(Unaudited)

	Wisconsin Electric	Bostco LLC	Eliminations	Consolidated
	(Millions of Dollars)
Operating Revenues
Electric	$1,986.4	$—	$—	$1,986.4
Gas	513.0	—	—	513.0
Steam	22.5	—	—	22.5

Total Operating Revenues	2,521.9	—	—	2,521.9

Operating Expenses
Fuel and purchased power	562.4	—	—	562.4
Cost of gas sold	355.4	—	—	355.4
Other operation and maintenance	784.0	—	—	784.0
Depreciation, decommissioning and amortization	276.2	—	—	276.2
Property and revenue taxes	72.6	—	—	72.6

Total Operating Expenses	2,050.6	—	—	2,050.6

Operating Income	471.3	—	—	471.3

Other Income and Deductions
Interest income	0.6	—	—	0.6
Equity in earnings of unconsolidated affiliates	22.8	—	—	22.8
Equity in earnings of consolidated affiliates	2.7	—	(2.7)	—
AFUDC-equity	2.4	—	—	2.4
Other, net	5.6	0.1	—	5.7

Total Other Income and Deductions	34.1	0.1	(2.7)	31.5

Financing Costs
Interest expense	90.7	1.9	—	92.6
AFUDC-debt	(1.2)	(0.2)	—	(1.4)

Total Financing Costs	89.5	1.7	—	91.2

Income Before Income Taxes	415.9	(1.6)	(2.7)	411.6

Income Taxes	159.2	(4.3)	—	154.9

Net Income	256.7	2.7	(2.7)	256.7
Preferred Stock Dividend Requirement	1.2	—	—	1.2

Earnings Available for Common Stockholder	$255.5	$2.7	$(2.7)	$255.5

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATING BALANCE SHEET

December 31, 2003

(Unaudited)

ASSETS

	Wisconsin Electric	Bostco LLC	Eliminations	Consolidated
	(Millions of Dollars)
Property, Plant and Equipment
Electric	$5,726.6	$—	$—	$5,726.6
Gas	671.0	—	—	671.0
Steam	69.7	—	—	69.7
Common	299.0	—	—	299.0
Other	8.8	44.0	—	52.8

	6,775.1	44.0	—	6,819.1
Accumulated depreciation	(2,570.2)	(1.2)	—	(2,571.4)

	4,204.9	42.8	—	4,247.7
Construction work in progress	68.3	—	—	68.3
Leased facilities, net	104.6	—	—	104.6
Nuclear fuel, net	78.4	—	—	78.4

Net Property, Plant and Equipment	4,456.2	42.8	—	4,499.0

Investments
Nuclear decommissioning trust fund	674.4	—	—	674.4
Investment in ATC	136.2	—	—	136.2
Other	6.3	—	(5.6)	0.7

Total Investments	816.9	—	(5.6)	811.3

Current Assets
Cash and cash equivalents	20.0	—	—	20.0
Accounts receivable, net of allowance for doubtful accounts of $26.6	239.0	2.1	(1.8)	239.3
Accrued revenues	149.8	—	—	149.8
Materials, supplies and inventories	276.2	—	—	276.2
Prepayments	95.5	0.1	—	95.6
Deferred income taxes - current	42.4	—	—	42.4
Other	3.5	0.1	—	3.6

Total Current Assets	826.4	2.3	(1.8)	826.9

Deferred Charges and Other Assets
Regulatory assets	443.4	—	—	443.4
Other	64.0	—	—	64.0

Total Deferred Charges and Other Assets	507.4	—	—	507.4

Total Assets	$6,606.9	$45.1	$(7.4)	$6,644.6

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATING BALANCE SHEET

December 31, 2003

(Unaudited)

CAPITALIZATION AND LIABILITIES

	Wisconsin Electric	Bostco LLC	Eliminations	Consolidated
	(Millions of Dollars)
Capitalization
Common equity	$2,131.9	$5.6	$(5.6)	$2,131.9
Preferred stock	30.4	—	—	30.4
Long-term debt	1,433.5	1.8	—	1,435.3

Total Capitalization	3,595.8	7.4	(5.6)	3,597.6

Current Liabilities
Long-term debt due currently	164.2	—	—	164.2
Short-term debt	280.7	35.2	—	315.9
Accounts payable	185.9	0.8	(1.8)	184.9
Payroll and vacation accrued	58.1	—	—	58.1
Taxes accrued - income and other	102.7	1.0	—	103.7
Interest accrued	12.2	—	—	12.2
Other	90.6	0.5	—	91.1

Total Current Liabilities	894.4	37.5	(1.8)	930.1

Deferred Credits and Other Liabilities
Asset retirement obligations	732.0	—	—	732.0
Regulatory liabilities	561.7	—	—	561.7
Deferred income taxes - long-term	456.2	0.2	—	456.4
Minimum pension liability	113.8	—	—	113.8
Accumulated deferred investment tax credits	61.4	—	—	61.4
Other	191.6	—	—	191.6

Total Deferred Credits and Other Liabilities	2,116.7	0.2	—	2,116.9

Commitments and Contingencies	—	—	—	—

Total Capitalization and Liabilities	$6,606.9	$45.1	$(7.4)	$6,644.6

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATING RETAINED EARNINGS STATEMENT

December 31, 2003

(Unaudited)

	Wisconsin Electric	Bostco LLC	Eliminations	Consolidated
	(Millions of Dollars)
Retained Earnings - 12/31/02	$1,194.9	$2.9	$(2.9)	$1,194.9

Comprehensive Income
Net income	256.7	2.7	(2.7)	256.7

Total Comprehensive Income	256.7	2.7	(2.7)	256.7

Cash Dividends
Common stock	(179.6)	—	—	(179.6)
Preferred stock	(1.2)	—	—	(1.2)

Total Cash Dividends	(180.8)	—	—	(180.8)

Retained Earnings - 12/31/03	$1,270.8	$5.6	$(5.6)	$1,270.8

EXHIBIT B

Not Applicable.